Offer To Purchase For Cash
Shares Of Common Stock
of
LEAPNET, INC.
at
$1.85 NET PER SHARE
by
SPRI ACQUISITION CORP.
A wholly owned subsidiary of
SPRI, LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JANUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

    December 13, 2001

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated December 13, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by SPRI Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of SPRI, LTD., a Delaware corporation ("SPRI"), to purchase shares of common stock, par value $0.01 per share (together, the "Shares"), of Leapnet, Inc., a Delaware corporation ("Leapnet"), at a price of $1.85 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares" of the Offer to Purchase.

    This material is being forwarded to you as the beneficial owner of the Shares carried by us in your account but not registered in your name.

    We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

      1.  The Offer Price is $1.85 per share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

      2.  The Offer is subject to certain conditions described in "The Tender Offer—Section 1—Terms of the Offer," "The Tender Offer—Section 12—Conditions of the Offer" and "Introduction" in the Offer to Purchase.

      3.  The Offer is being made for all of the issued and outstanding Shares, other than Shares held by SPRI, the Purchaser or any of their respective affiliates.

      4.  Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to EquiServe Trust Company, N.A., as Depositary (the

  "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 30.5% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

      5.  The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Standard time, on Monday, January 14, 2002, unless the Offer is extended.

      6.  The Board of Directors of Leapnet, based on the unanimous recommendation of a special committee of independent directors of Leapnet, (a) has determined that it would be advisable and is in the best interests of Leapnet and the Holders (other than SPRI, the Purchaser and their respective affiliates to) consummate the Offer and the merger (the "Merger") of the Purchaser with and into Leapnet, (b) has approved and declared advisable the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among SPRI, the Purchaser and Leapnet and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, and (c) has resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

      7.  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Certificates for Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state.

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Instructions with Respect to the
Offer to Purchase for Cash
Shares of Common Stock
of
LEAPNET, INC.

    The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated December 13, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by SPRI Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of SPRI, LTD., a Delaware corporation, to purchase shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of Leapnet, Inc., a Delaware corporation, at a purchase price of $1.85 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

  Account Number:

  Number of Shares to be Tendered*:

  SIGN HERE

  Signature(s):

  Print Name(s):

  Print Address(es):

  Area Code and Telephone Number(s):

  Taxpayer Identification or Social Security Number(s):

  Date:

  *  Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

    RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.

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